Exhibit 99.1

NEWS RELEASE	Contacts:	Todd Hornbeck, CEO
12-014		Jim Harp, CFO
Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
DRG&L / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES SECOND QUARTER 2012 RESULTS

August 2, 2012 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today results for the second quarter ended June 30, 2012. Following are highlights for this period and the Company’s future outlook:

•	2Q2012 diluted EPS of $0.33 was $0.59 higher than 2Q2011 and nearly double 1Q2012

•	2Q2012 EBITDA of $55.5 million increased 131% over 2Q2011 and 24% over 1Q2012

•	Completion of 1Q2012 bond refinancing in April 2012 results in loss on early extinguishment of debt of $0.9 million

•	Excluding such loss on early extinguishment of debt, 2Q2012 diluted EPS would have been $0.35 per share

•	Excluding such loss on early extinguishment of debt, 2Q2012 EBITDA would have been $56.4 million

•	2Q2012 utilization for the Company’s 51-vessel new gen OSVs was 88%, up from 68% a year-ago and 81% sequentially

•	2Q2012 MPSV utilization was 91%, up from 12% for 2Q2011 and 88% for 1Q2012

•	Contract backlog for new gen OSV vessel-days is currently at 65% and 34% for the remainder of 2012 and 2013

•	Contract backlog for MPSV vessel-days is currently at 70% and 40% for the remainder of 2012 and 2013

•	Petrobras time charters for four 200 class new gen OSVs were not renewed, vessels are demobilizing out of Brazil

•	OSV Newbuild Program #5 remains on-time and on-budget, 200 class OSV “upgrade/stretch” program under review

•	Decisions to exercise options to build additional 300 class OSVs are scheduled to be announced as early as Sept 2012

•	Three double-hulled barges retrofitted during 2Q2012 with vapor-recovery systems for 3Q2012 Eagle Ford shale charters

        Second quarter 2012 revenues increased 62.9% to $131.6 million compared to $80.8 million for the second quarter of 2011 and increased 9.7% compared to $120.0 million for the first quarter of 2012. Operating income was $33.8 million, or 25.7% of revenues, for the second quarter of 2012 compared to $3.8 million, or 4.7% of revenues, for the prior-year quarter; and $28.6 million, or 23.8% of revenues, for the first quarter of 2012. The Company recorded net income for the second quarter of 2012 of $12.0 million, or $0.33 per diluted share, compared to a net loss of ($7.0 million), or ($0.26) per diluted share, for the year-ago quarter; and net income of $6.3 million, or $0.18 per diluted share, for the first quarter of 2012. Diluted common shares for the second quarter of 2012 were 36.1 million compared to 26.9 million for the second quarter of 2011 and 36.0 million for the first quarter of 2012. Diluted common shares increased as a result of the Company’s November 2011 equity offering. Second quarter 2012 EBITDA increased 131.3% to $55.5 million compared to $24.0 million for the second

103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433	Phone: (985) 727-2000 Fax: (985) 727-2006

quarter of 2011 and increased 24.4% compared to $44.6 million for the first quarter of 2012. The Company recorded a $0.9 million ($0.6 million after-tax or $0.02 per diluted share) loss on early extinguishment of debt during the second quarter 2012. This loss resulted from the redemption of its remaining 6.125% senior notes due 2014. Excluding the impact of such loss on early extinguishment of debt, EBITDA, net income and diluted EPS for the second quarter of 2012 would have been $56.4 million, $12.6 million and $0.35 per share, respectively. After adjusting for a $5.2 million ($3.2 million after-tax or $0.09 per diluted share) loss on early of extinguishment of debt in the first quarter of 2012, the sequential increase in EBITDA is primarily attributable to improved market conditions for the Company’s Upstream segment. For a reconciliation of EBITDA to the nearest comparable GAAP financial measure and for additional information regarding EBITDA as a non-GAAP financial measure, please see the accompanying data tables, including Note 11.

Upstream Segment. Revenues from the Upstream segment were $121.7 million for the second quarter of 2012, an increase of $53.7 million, or 79.0%, from $68.0 million for the second quarter of 2011; and an increase of $13.8 million, or 12.8%, from $107.9 million for the first quarter of 2012. Higher Upstream revenues for the second quarter of 2012 compared to the same period in 2011 primarily resulted from increased demand for the Company’s MPSVs, improved OSV market conditions, which led to the decision to re-activate 12 new generation OSVs that were previously stacked; and to a lesser extent, incremental revenues earned by vessels that were in service during both periods. Subsequent to quarter-end, one additional stacked new generation OSV, the HOS Mariner, was reactivated. The Company’s Upstream results for the second quarter of 2011 were significantly impacted by the stacking of certain new generation OSVs in response to regulatory-driven demand weakness in the U.S. Gulf of Mexico (“GoM”) following the Macondo incident. Upstream operating income was $35.5 million, or 29.2% of revenues, for the second quarter of 2012 compared to $3.9 million, or 5.7% of revenues, for the prior-year quarter; and $28.3 million, or 26.2% of revenues, for the first quarter of 2012. Average new generation OSV dayrates for the second quarter of 2012 were $23,335 compared to $20,493 for the same period in 2011 and $22,419 for the first quarter of 2012. New generation OSV utilization was 88.1% for the second quarter of 2012 compared to 67.9% for the year-ago quarter and 81.1% for the sequential quarter. The Company had an average of 3.0 stacked new generation OSVs during the second quarter of 2012 compared to quarterly averages of 10.9 stacked vessels during the year-ago quarter and 4.2 stacked vessels during the sequential quarter. Effective new generation OSV utilization for the Company’s active fleet, which excludes the impact of stacked vessels, was 93.6% for the second quarter of 2012 compared to 86.3% for the year-ago quarter and 88.6% for the sequential quarter.

Downstream Segment. Revenues from the Downstream segment of $9.9 million for the second quarter of 2012 decreased by $3.0 million, or 23.3%, compared to $12.9 million for the same period in 2011, and were lower than the sequential quarter by $2.2 million, or 18.2%. The Company’s double-hulled tank barge average dayrates were $16,284 for the second quarter of 2012 compared to $17,333 for the same period in 2011 and $17,271 for the sequential quarter. The decrease in tank barge dayrates for the second quarter of 2012 compared to the first quarter of 2012 was primarily driven by demobilization revenue the Company earned from an Upstream customer in the sequential quarter. Excluding the impact of this demobilization fee, dayrates would have been $16,636, for the first quarter of 2012. Utilization for the double-hulled tank barge fleet was 74.6% for the second quarter of 2012 compared to 90.6% for the year-ago quarter and 85.4% for the sequential quarter. The significant decline in utilization from the prior-year quarter largely resulted from 164 incremental days out-of-service for discretionary commercial capital expenditures readying three barges with vapor-recovery systems for charters commencing in the third quarter of 2012 related to the Eagle Ford shale trend in the GoM and the regulatory drydocking of one barge during the second quarter of 2012. Effective, or utilization-adjusted, dayrates for the Company’s double-hulled tank barges were $12,148 for the second quarter of 2012, which is $3,556, or 22.6%, lower than the prior-year quarter effective dayrates.

General and Administrative (“G&A”). G&A expenses of $12.1 million for the second quarter of 2012 were 9.2% of revenues compared to $8.5 million, or 10.5% of revenues, for the second quarter of 2011. This decrease in G&A-to-revenue margin was achieved despite having higher shoreside incentive compensation expenses, as well as higher fleet recruiting and training costs. The Company allocated 93% of its second quarter 2012 G&A expenses to the Upstream segment and 7% to the Downstream segment.

Depreciation and Amortization. Depreciation and amortization expense was $22.3 million for the second quarter of 2012, or $2.2 million higher than the prior-year quarter. This increase is primarily due to higher shipyard costs for vessel regulatory drydockings and incremental amortization expense related to the vessels that were previously stacked and required recertification prior to being re-activated. Depreciation and amortization expense is expected to increase from current levels when the remaining two stacked vessels are recertified and activated, and when any newly constructed vessels undergo their initial 30-month and 60-month recertifications.

Interest Expense. Interest expense decreased $0.7 million during the second quarter of 2012 compared to the same period in 2011, primarily due to an increase in capitalized interest cost related to the Company’s fifth OSV newbuild program, which commenced during the fourth quarter of 2011. The Company recorded $2.0 million of capitalized construction period interest, or roughly 12% of its total interest costs, for the second quarter of 2012 compared to having no capitalized construction period interest for the prior-year quarter.

Loss on Early Extinguishment of Debt. On April 30, 2012, the remaining $47.8 million, or 16%, of the Company’s 6.125% senior notes due 2014 were redeemed. A loss on early extinguishment of debt of approximately $0.9 million ($0.6 million after-tax or $0.02 per diluted share) was recorded during the second quarter of 2012 in connection with that redemption, which includes an allocable portion of the write-off of unamortized financing costs, the original issue discount and the bond redemption premium.

First Half 2012 Results

Revenues for the first six months increased 64.3% to $251.6 million compared to $153.1 million for the same period in 2011. Operating income was $62.5 million, or 24.8% of revenues, for the first six months in 2012 compared to $4.6 million, or 3.0% of revenues, for the prior-year period. Net income for the first six months of 2012 increased $34.4 million to net income of $18.3 million, or $0.51 per diluted share, compared to a net loss of ($16.1 million), or ($0.60) per diluted share, for the first six months of 2011. EBITDA for the first half of 2012 increased 120.8% to $100.0 million compared to $45.3 million for the first half of 2011. The Company recorded a $6.0 million ($3.7 million after-tax or $0.11 per diluted share) loss on early extinguishment of debt during the first six months of 2012. This loss resulted from the refinancing of the Company’s 6.125% senior notes due 2014 with new 5.875% senior notes due 2020. Excluding the impact of such loss on early extinguishment of debt, EBITDA, net income and diluted EPS for the first six months of 2012 would have been $106.0 million, $22.0 million and $0.62 per share, respectively. The year-over-year increase in Upstream revenues primarily resulted from increased demand for the Company’s MPSVs, improved OSV market conditions, which led to the Company’s decision to re-activate 12 new generation OSVs that were previously stacked; and to a lesser extent, incremental revenues earned by vessels that were operating in the Company’s fleet during both six-month periods. The Company had an average of 3.6 stacked new generation OSVs during the first six months of 2012 compared to an average of 12.6 stacked vessels during the year-ago period. The Company’s net income for the first six months of 2011 included a $0.6 million ($0.4 million after-tax, or $0.01 per diluted share) gain on the sale of the Company’s last four remaining single-hulled tank barges for net cash proceeds of $2.1 million.

Future Outlook

Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future operating results and certain events. These statements are forward-looking and actual results may differ materially given the volatility inherent in the Company’s industry. Other than as expressly stated, these statements do not include the potential impact of any additional future long-term contract repositioning voyages; unexpected vessel repairs or shipyard delays; or future capital transactions, such as vessel acquisitions or divestitures, business combinations, financings or the unannounced expansion of existing newbuild programs that may be commenced after the date of this disclosure. Additional cautionary information concerning forward-looking statements can be found on page 9 of this news release.

Forward Guidance

Vessel Counts. As of June 30, 2012, excluding seven inactive non-core vessels, the Company’s operating fleet consisted of 51 new generation OSVs, four MPSVs, nine double-hulled tank barges and nine ocean-going tugs. The Company’s active Upstream Fleet for fiscal 2012 is expected to be comprised of an average of 48.5 new generation OSVs and four MPSVs. These active new generation OSVs are comprised of an average of 25.2 “term” vessels that are currently chartered on long-term contracts and an average of 23.3 “spot” vessels that are currently operating or being offered for service under short-term charters. The Company’s stacked Upstream Fleet for fiscal 2012 is expected to be comprised of an average of 2.5 new generation OSVs. With the re-activation of 220 class vessels in January 2012 and March 2012, the Company had three DP-1 new generation OSVs stacked as of June 30, 2012. In July 2012, one additional new generation OSV was re-activated. The Company now has two remaining stacked DP-1 new generation OSVs, which are expected to be re-activated for service in the GoM during the fourth quarter of 2012, provided that the Company is able to re-crew such vessels and complete any required drydocking activities. The Company’s active Downstream fleet for fiscal 2012 is expected to consist of nine double-hulled tank barges and nine-ocean going tugs.

Contract Coverage. The Company’s forward contract coverage for its 51-vessel fleet of new generation OSVs for the remainder of fiscal 2012 and for fiscal 2013 is currently 65% and 34%, respectively. The Company’s forward contract coverage for its four MPSVs for the remainder of fiscal 2012 and for fiscal 2013 is currently 70% and 40%, respectively. The Company’s forward contract coverage for its nine-vessel fleet of double-hulled tank barges for the remainder of fiscal 2012 and for fiscal 2013 is currently 63% and 10%, respectively. These contract backlog percentages are based on available vessel-days for the guidance periods, not estimated revenue.

Effective Dayrates. Effective, or utilization-adjusted, new generation OSV dayrates for the Company’s projected average of 25.2 active “term” OSVs are expected to be in the $19,000 to $20,000 range for the full-year 2012. This range does not reflect the incremental impact of any revenue expected to be derived in fiscal 2012 from the Company’s “spot” or “stacked” OSVs. The Company does not provide annual guidance regarding the effective dayrates anticipated for its “spot” new generation OSVs due to the wide range of potential outcomes of its current domestic and international bidding activity for such vessels. Improved market conditions have allowed the Company to maintain leading-edge spot dayrates for its 240/265 class DP-2 OSVs in the $30,000 to $36,000 range, or more than double the spot dayrate levels from the first half of 2011. Whether these rates can be sustained will depend on a variety of factors, including the future pace of permitting in the GoM. Effective dayrates for the Company’s nine double-hulled tank barges are projected to be in the range of $14,000 to $15,000 for the full-year 2012.

Operating Expenses. Aggregate cash operating expenses for the Company’s Upstream segment are projected to be in the range of $220 million to $225 million for fiscal 2012, which is in-line with the high-end of the updated guidance range provided in the Company’s May 3, 2012 press release. This guidance range now includes an estimated $2.0 million of out-of-pocket costs related to the demobilization of four 200 class OSVs out of Brazil, not counting lost revenue during 35 days of projected commercial downtime per vessel during the period of June through early October 2012. The cash operating expense estimate above is exclusive of any additional repositioning expenses the Company may incur that are not recoverable through charter hire in connection with the potential relocation of more of its current spot and/or stacked vessels into international markets or back to the GoM; or any customer-required cost-of-sales related to future contract fixtures that are typically recovered through higher dayrates. Aggregate cash operating expenses for the Company’s Downstream segment are projected to be in the range of $28 million to $30 million for fiscal 2012.

G&A Expenses. General and administrative expenses are expected to be in the approximate range of $48 million to $52 million for the full-year 2012, commensurate with the Company’s pending fleet growth and international expansion. The Company expects to remain within the historical range of G&A-to-revenue margins of its publicly traded domestic OSV peer group.

Other Financial Data. The projected annual stock-based compensation expense, depreciation, amortization, net interest expense, cash income taxes and cash interest expense for fiscal 2012 are included in the attached data tables. Projected quarterly stock-based compensation expense, depreciation, amortization, and net interest expense for the quarter ending September 30, 2012 are expected to be $3.8 million, $15.6 million, $7.0 million, and $12.6 million, respectively. The Company’s annual effective tax rate is expected to be in the range of 36% to 38% for fiscal 2012. Cash income taxes are expected to be approximately $1.6 million for the full-year 2012.

Capital Expenditures Outlook

Update on Maintenance and Other Capital Expenditures. Please refer to the attached data table for a summary, by period, of historical and projected data for maintenance and other capital expenditures. Maintenance capital expenditures, which are recurring in nature, primarily include regulatory drydocking charges incurred for the recertification of vessels and other vessel capital improvements that extend a vessel’s economic useful life. Other capital expenditures, which are generally non-recurring, are comprised of the following: (i) commercial-related vessel improvements, such as the addition of cranes, ROVs and other specialized vessel equipment, or the modification of vessel capacities or capabilities, such as DP upgrades, mid-body extensions or vapor-recovery systems, which costs are typically included in and offset, in whole or in part, by higher dayrates charged to customers; and (ii) non-vessel related capital expenditures, including costs related to the Company’s shore-based facilities, leasehold improvements and other corporate expenditures, such as information technology or office furniture and equipment. The Company expects maintenance capital expenditures and other capital expenditures to be approximately $58.2 million and $9.4 million, respectively, for the full-year 2012. For fiscal years 2013 and 2014, the Company expects that its annually recurring maintenance capital expenditure budget for its company-wide fleet of vessels will range between $45.0 million and $55.0 million per year.

Potential 200 Class OSV “Upgrade/Stretch” Program. The Company is currently considering the potential upgrading and stretching of six to ten of its 200 class DP-1 new generation OSVs (with greater than 50-foot beams) into 240 class DP-2 OSVs. Should the Company decide to move forward with these discretionary vessel modifications, it will provide guidance regarding the estimated cash outlays and commercial downtime per vessel associated with this program. It is not currently expected that such a program would materially impact the Company’s financial results for fiscal 2012.

Update on OSV Newbuild Program #5. The Company’s fifth OSV newbuild program consists of vessel construction contracts with two domestic shipyards to build four 300 class OSVs, four 310 class OSVs, and eight 320 class OSVs. The Company also has fixed-price options, subject to certain adjustments based on specified formulas, to construct 48 additional vessels at these shipyards. The first six of these options become exercisable by the end of 2012. The Company expects to announce its decision with respect to some or all of these options as early as September 2012. The 16 DP-2 high-spec OSVs currently committed under this newbuild program are expected to be delivered in accordance with the schedule shown in the table below:

	2Q2013	3Q2013	4Q2013	1Q2014	2Q2014	3Q2014	4Q2014	Total
Estimated In-Service Dates:
300 class	1	1	1	1	—	—	—	4
310 class	—	—	—	1	1	1	1	4
320 class	—	—	2	2	3	1	—	8

	1	1	3	4	4	2	1	16

Based on the above schedule of projected vessel in-service dates, the Company expects to own and operate 51, 56 and 67 new generation OSVs as of December 31, 2012, 2013 and 2014, respectively. These vessel additions result in a projected average new generation OSV fleet complement of 51.0, 52.2 and 62.8 vessels for the fiscal years 2012, 2013 and 2014, respectively. The aggregate cost of the Company’s fifth OSV newbuild program, excluding construction period interest, is expected to be approximately $720.0 million, of which $228.7 million, $361.3 million and $87.6 million is expected to be incurred in 2012, 2013 and 2014, respectively. From the inception of this program through June 30, 2012, the Company has incurred $120.4 million, or 16.7%, of total expected project costs, including $41.0 million that was spent during the second quarter of 2012.

Liquidity Outlook

As of June 30, 2012, the Company had a cash balance of $391.6 million and an undrawn $300 million revolving credit facility. Together with cash on-hand, the Company expects to generate sufficient cash flow from operations to cover all of its growth capital expenditures, cash debt service, annually recurring maintenance capital expenditures and cash income taxes for the remainder of fiscal 2012 and for fiscal years 2013 and 2014. Based on the forward guidance and key assumptions outlined herein, including the Company’s current contract coverage, it does not anticipate a need to draw on its revolving credit facility at any time during the three-year construction period of its fifth OSV newbuild program, absent any future growth opportunities that may arise. Due to the change in timing of certain interest payment dates associated with the Company’s recent bond refinancing in March 2012, cash debt service for fiscal 2012 is expected to be $42.2 million. However, commencing in fiscal 2013, the Company expects to incur a full-year run-rate of cash debt service in the amount of $47.6 million.

Conference Call

The Company will hold a conference call to discuss its second quarter 2012 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) today, August 2, 2012. To participate in the call, dial (480) 629-9821 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.hornbeckoffshore.com, on the “IR Home” page of the “Investors” section of the Company’s website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, DRG&L, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “IR Home” page under the “Investors” section of the Company’s website. Additionally, a telephonic replay will be available through August 9, 2012, and may be accessed by calling (303) 590-3030 and using the pass code 4553086#.

Attached Data Tables

The Company has posted an electronic version of the following three pages of data tables, which are downloadable in Microsoft Excel™ format, on the “IR Home” page of the “Investors” section of the Hornbeck Offshore website for the convenience of analysts and investors.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and Latin America, and is a leading short-haul transporter of petroleum products through its coastwise fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and the U.S. Gulf of Mexico. Hornbeck Offshore currently owns a fleet of 80 vessels primarily serving the energy industry.

Forward-Looking Statements

This Press Release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “remain,” “should,” or “will,” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depends on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this Press Release for a variety of reasons, including the effect of inconsistency by the United States government in the pace of issuing drilling permits and plan approvals in the GoM; the Company’s inability to successfully complete its fifth OSV newbuild program on-time and on-budget, which involves the construction and integration of highly complex vessels and systems; the inability to successfully market the vessels that the Company owns, is constructing or might acquire; an oil spill or other significant event in the United States or another offshore drilling region that could have a broad impact on deepwater and other offshore energy exploration and production activities, such as the suspension of activities or significant regulatory responses; the imposition of laws or regulations that result in reduced exploration and production activities or that increase the Company’s operating costs or operating requirements, including any such laws or regulations that may yet arise as a result of the Deepwater Horizon incident or the resulting drilling moratoria and regulatory reforms, as well as the outcome of pending litigation brought by environmental groups challenging exploration plans approved by the Department of Interior; less than anticipated success in marketing and operating the Company’s MPSVs; bureaucratic, administrative or operating barriers that delay vessels chartered in foreign markets from going on-hire or result in contractual penalties or deductions imposed by foreign customers; renewed weakening of demand for the Company’s services; unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels; industry risks; reductions in capital spending budgets by customers; a material reduction of Petrobras’ announced plans for or administrative barriers to exploration and production activities in Brazil; declines in oil and natural gas prices; further increases in operating costs, such as the recent mariner wage increases; the inability to accurately predict vessel utilization levels and dayrates; unanticipated difficulty in effectively competing in or operating in international markets; less than anticipated subsea infrastructure demand activity in the GoM and other markets; the level of fleet additions by the Company and its competitors that could result in over capacity in markets in which the Company competes; economic and political risks; weather-related risks; the shortage of or inability to attract and retain qualified personnel, including vessel personnel for active, unstacked and newly constructed vessels; regulatory risks; the repeal or administrative weakening of the Jones Act, including any changes in the interpretation of the Jones Act related to the U.S. citizenship qualification; drydocking delays and cost overruns and related risks; vessel accidents or pollution incidents resulting in lost revenue or expenses that are unrecoverable from insurance policies or other third parties; unexpected litigation and insurance expenses; fluctuations in foreign currency valuations compared to the U.S. dollar and risks associated with expanded foreign operations, such as non-compliance with or the unanticipated effect of tax laws, customs laws, immigration laws, or other legislation that result in higher than anticipated tax rates or other costs or the inability to repatriate foreign-sourced earnings and profits. In addition, the Company’s future results may be impacted by adverse economic conditions, such as inflation, deflation, or lack of liquidity in the capital markets, that may negatively affect it or parties with whom it does business resulting in their non-payment or inability to perform obligations owed to the Company, such as the failure of customers to fulfill their contractual obligations or the failure by individual banks to provide funding under the Company’s credit agreement, if required. Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts the Company, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and its business, financial condition and results of operations could be materially and adversely affected. Additional factors that you should consider are set forth in detail in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K as well as other filings the Company has made and will make with the Securities and Exchange Commission which, after their filing, can be found on the Company’s website www.hornbeckoffshore.com.

Regulation G Reconciliation

This Press Release also contains references to the non-GAAP financial measures of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA. The Company views EBITDA and Adjusted EBITDA primarily as liquidity measures and, therefore, believes that the GAAP financial measure most directly comparable to such measure is cash flows provided by operating activities. Reconciliations of EBITDA and Adjusted EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of EBITDA to investors and a description of the ways in which management uses such measure can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as in Note 11 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended			Six Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Revenues	$131,645	$119,973	$80,817	$251,618	$153,084
Costs and expenses:
Operating expenses	63,456	59,209	48,414	122,665	90,036
Depreciation and amortization	22,278	20,999	20,093	43,277	40,694
General and administrative expenses	12,081	11,126	8,497	23,207	18,361

	97,815	91,334	77,004	189,149	149,091

Gain (loss) on sale of assets	(11)	8	—	(3)	559

Operating income	33,819	28,647	3,813	62,466	4,552
Other income (expense):
Loss on early extinguishment of debt	(855)	(5,193)	—	(6,048)	—
Interest income	461	553	240	1,014	419
Interest expense	(14,342)	(13,932)	(14,998)	(28,274)	(29,914)
Other income, net [1]	224	105	81	329	77

	(14,512)	(18,467)	(14,677)	(32,979)	(29,418)

Income (loss) before income taxes	19,307	10,180	(10,864)	29,487	(24,866)
Income tax expense (benefit)	7,293	3,873	(3,839)	11,166	(8,805)

Net income (loss)	$12,014	$6,307	$(7,025)	$18,321	$(16,061)

Basic earnings (loss) per share of common stock	$0.34	$0.18	$(0.26)	$0.52	$(0.60)

Diluted earnings (loss) per share of common stock	$0.33	$0.18	$(0.26)	$0.51	$(0.60)

Weighted average basic shares outstanding	35,308	35,132	26,875	35,222	26,799

Weighted average diluted shares outstanding [2]	36,050	36,009	26,875	36,029	26,799

Other Operating Data (unaudited):

	Three Months Ended			Six Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Offshore Supply Vessels:
Average number of new generation OSVs [3]	51.0	51.0	51.0	51.0	51.0
Average number of active new generation OSVs [4]	48.0	46.8	40.1	47.4	38.4
Average new generation fleet capacity (deadweight) [3]	128,190	128,190	128,190	128,190	128,190
Average new generation vessel capacity (deadweight)	2,514	2,514	2,514	2,514	2,514
Average new generation utilization rate [5]	88.1%	81.1%	67.9%	84.6%	63.5%
Effective new generation utilization rate [6]	93.6%	88.6%	86.3%	91.1%	84.4%
Average new generation dayrate [7]	$23,335	$22,419	$20,493	$22,896	$20,732
Effective dayrate [8]	$20,558	$18,182	$13,915	$19,370	$13,165
Tugs and Tank Barges:
Average number of double-hulled tank barges [9]	9.0	9.0	9.0	9.0	9.0
Average double-hulled fleet capacity (barrels) [9]	884,621	884,621	884,621	884,621	884,621
Average double-hulled barge size (barrels)	98,291	98,291	98,291	98,291	98,291
Average double-hulled utilization rate [5]	74.6%	85.4%	90.6%	80.0%	86.5%
Average double-hulled dayrate [10]	$16,284	$17,271	$17,333	$16,811	$16,880
Effective dayrate [8]	$12,148	$14,749	$15,704	$13,449	$14,601

Balance Sheet Data (unaudited):

	As of June 30, 2012	As of December 31, 2011
Cash and cash equivalents	$391,590	$356,849
Working capital	445,138	401,216
Property, plant and equipment, net	1,676,510	1,605,785
Total assets	2,297,420	2,136,346
Total long-term debt	852,381	770,648
Stockholders’ equity	1,093,680	1,072,988

Cash Flow Data (unaudited):

	Six Months Ended
	June 30, 2012	June 30, 2011
Cash provided by operating activities	$59,847	$21,733
Cash used in investing activities	(90,900)	(10,837)
Cash provided by (used in) financing activities	65,891	(1,328)

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended			Six Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
UPSTREAM:
Vessel revenues	$120,578	$106,715	$66,998	$227,292	$127,419
Non-vessel revenues	1,120	1,178	964	2,299	1,886

Total revenues	$121,698	$107,893	$67,962	$229,591	$129,305

Operating income	$35,503	$28,319	$3,851	$63,822	$4,769
Operating margin	29.2%	26.2%	5.7%	27.8%	3.7%
Components of EBITDA [11]
Net income (loss)	$13,942	$7,965	$(6,333)	$21,908	$(14,457)
Interest expense, net	12,644	12,211	13,523	24,854	27,023
Income tax expense (benefit)	8,462	4,892	(3,460)	13,354	(7,925)
Depreciation	13,045	12,960	13,198	26,005	26,290
Amortization	5,761	4,237	3,378	9,998	7,481

EBITDA [11]	$53,854	$42,265	$20,306	$96,119	$38,412

Adjustments to EBITDA
Loss on early extinguishment of debt	$681	$3,356	$—	$4,037	$—
Stock-based compensation expense	1,968	2,025	1,549	3,993	3,488
Interest income	457	546	229	1,003	402

Adjusted EBITDA [11]	$56,960	$48,192	$22,084	$105,152	$42,302

EBITDA [11] Reconciliation to GAAP:
EBITDA [11]	$53,854	$42,265	$20,306	$96,119	$38,412
Cash paid for deferred drydocking charges	(8,698)	(7,585)	(4,197)	(16,283)	(7,082)
Cash paid for interest	(3,150)	(12,838)	(10,444)	(15,988)	(19,008)
Cash paid for taxes	(197)	(532)	(108)	(729)	(484)
Changes in working capital	(12,377)	(790)	(1,999)	(13,167)	5,079
Stock-based compensation expense	1,968	2,025	1,549	3,993	3,488
Loss on early extinguishment of debt	681	3,356	—	4,037	—
Changes in other, net	437	(3)	(578)	434	1,153

Net cash provided by operating activities	$32,518	$25,898	$4,529	$58,416	$21,558

DOWNSTREAM:
Revenues	$9,947	$12,080	$12,855	$22,027	$23,779
Operating income (loss)	(1,684)	328	(38)	(1,356)	(217)
Operating margin (deficit)	(16.9%)	2.7%	(0.3%)	(6.2%)	(0.9%)
Components of EBITDA [11]
Net income (loss)	$(1,928)	$(1,658)	$(692)	$(3,587)	$(1,604)
Interest expense, net	1,237	1,168	1,235	2,406	2,472
Income tax expense (benefit)	(1,169)	(1,019)	(379)	(2,188)	(880)
Depreciation	2,126	2,122	2,122	4,248	4,239
Amortization	1,346	1,680	1,395	3,026	2,684

EBITDA [11]	$1,612	$2,293	$3,681	$3,905	$6,911

Adjustments to EBITDA
Loss on early extinguishment of debt	$174	$1,837	$—	$2,011	$—
Stock-based compensation expense	217	225	176	442	438
Interest income	4	7	11	11	17

Adjusted EBITDA [11]	$2,007	$4,362	$3,868	$6,369	$7,366

EBITDA [11] Reconciliation to GAAP:
EBITDA [11]	$1,612	$2,293	$3,681	$3,905	$6,911
Cash paid for deferred drydocking charges	(2,888)	(574)	(981)	(3,462)	(3,298)
Cash paid for interest	(471)	(1,918)	(1,087)	(2,389)	(2,840)
Cash paid for taxes	—	—	(15)	—	(15)
Changes in working capital	2,259	(1,334)	(1,911)	925	(577)
Stock-based compensation expense	217	225	176	442	438
Loss on early extinguishment of debt	174	1,837	—	2,011	—
Changes in other, net	(10)	9	(2)	(1)	(444)

Net cash provided by (used in) operating activities	$893	$538	$(139)	$1,431	$175

CONSOLIDATED:
Revenues	$131,645	$119,973	$80,817	$251,618	$153,084
Operating income	33,819	28,647	3,813	62,466	4,552
Operating margin	25.7%	23.9%	4.7%	24.8%	3.0%
Components of EBITDA [11]
Net income (loss)	$12,014	$6,307	$(7,025)	$18,321	$(16,061)
Interest expense, net	13,881	13,379	14,758	27,260	29,495
Income tax expense (benefit)	7,293	3,873	(3,839)	11,166	(8,805)
Depreciation	15,171	15,082	15,320	30,253	30,529
Amortization	7,107	5,917	4,773	13,024	10,165

EBITDA [11]	$55,466	$44,558	$23,987	$100,024	$45,323

Adjustments to EBITDA
Loss on early extinguishment of debt	$855	$5,193	$—	$6,048	$—
Stock-based compensation expense	2,185	2,250	1,725	4,435	3,926
Interest income	461	553	240	1,014	419

Adjusted EBITDA [11]	$58,967	$52,554	$25,952	$111,521	$49,668

EBITDA [11] Reconciliation to GAAP:
EBITDA [11]	$55,466	$44,558	$23,987	$100,024	$45,323
Cash paid for deferred drydocking charges	(11,586)	(8,159)	(5,178)	(19,745)	(10,380)
Cash paid for interest	(3,621)	(14,756)	(11,531)	(18,377)	(21,848)
Cash paid for taxes	(197)	(532)	(123)	(729)	(499)
Changes in working capital	(10,118)	(2,124)	(3,910)	(12,242)	4,502
Stock-based compensation expense	2,185	2,250	1,725	4,435	3,926
Loss on early extinguishment of debt	855	5,193	—	6,048	—
Changes in other, net	427	6	(580)	433	709

Net cash provided by operating activities	$33,411	$26,436	$4,390	$59,847	$21,733

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in millions, except Average Vessels, Effective Dayrates, Tax Rates, Contract Coverage and Historical Data)

Forward Guidance of Selected Financial Data: (Unaudited)

2012 Guidance
	Full-Year 2012 Estimated Avg	3Q2012-4Q2012 Contract Coverage
		(as of 2-Aug-2012)
Average Number of Vessels:
Upstream
New generation OSVs - Term [12]	25.2	99%
New generation OSVs - Spot [13]	23.3	36%
New generation OSVs - Stacked [14]	2.5	0%

New generation OSVs - Total	51.0	65%

New generation MPSVs	4.0	70%

Total Upstream	55.0

Downstream
Double-hulled tank barges	9.0	63%

	Full-Year 2012
	Low [15]	High [15]
Effective Dayrates:
New generation OSVs - Term	$19,000	$20,000
New generation OSVs - Spot [16]	TBD	TBD
New generation MPSVs [17]	TBD	TBD
Double-hulled tank barges	14,000	15,000
Non-vessel revenues:	$3.5	$4.5
Operating Expenses:
Upstream - Active Fleet	$219.6	$224.6
Upstream - Stacked Fleet	0.4	0.4

Total Upstream	220.0	225.0

Downstream	28.0	30.0

Consolidated	$248.0	$255.0

General and Administrative Expenses:	$48.0	$52.0
Other Financial Data:
Loss on early extinguishment of debt	$6.0	$6.0
Stock-based compensation expense	11.4	11.4
Depreciation	61.7	61.7
Amortization	27.1	27.1
Interest expense, net:
Interest expense	50.8	50.8
Incremental non-cash OID interest expense [18]	13.3	13.3
Capitalized interest	(11.1)	(11.1)
Interest income	(2.0)	(2.0)

Total interest expense, net	$51.0	$51.0

Income tax rate	36.0%	38.0%
Cash income taxes	$1.6	$1.6
Cash interest expense [19]	$42.2	$42.2
Weighted average diluted shares outstanding [20]	36.1	36.1

Capital Expenditures Data (unaudited) [21]:

Historical Data (in thousands):

	Three Months Ended			Six Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Maintenance and Other Capital Expenditures:
Maintenance Capital Expenditures:
Deferred drydocking charges	$11,586	$8,159	$5,178	$19,745	$10,380
Other vessel capital improvements	2,112	5,230	2,404	7,342	6,389

	13,698	13,389	7,582	27,087	16,769

Other Capital Expenditures:
Commercial-related vessel improvements	1,752	634	2,192	2,386	5,805
Non-vessel related capital expenditures	493	501	341	994	698

	2,245	1,135	2,533	3,380	6,503

	$15,943	$14,524	$10,115	$30,467	$23,272

Growth Capital Expenditures:
OSV newbuild program #5	$40,997	$37,016	$—	$78,013	$—

Forecasted Data:
	1Q2012A	2Q2012A	3Q2012E	4Q2012E	2012E
Maintenance and Other Capital Expenditures:
Maintenance Capital Expenditures:
Deferred drydocking charges	$8.2	$11.5	$16.5	$10.5	$46.7
Other vessel capital improvements	5.2	2.1	1.8	2.4	11.5

	13.4	13.6	18.3	12.9	58.2

Other Capital Expenditures:
Commercial-related vessel improvements	0.6	1.8	3.5	0.3	6.2
Non-vessel related capital expenditures	0.5	0.5	1.0	1.2	3.2

	1.1	2.3	4.5	1.5	9.4

	$14.5	$15.9	$22.8	$14.4	$67.6

Growth Capital Expenditures:
OSV newbuild program #5	$37.0	$41.0	$67.5	$83.2	$228.7

[1]	Represents other income and expenses, including equity in income from investments and foreign currency transaction gains or losses.

[2]

For the three months ended June 30, 2012 and March 31, 2012, the Company had no anti-dilutive stock options. Due to a net loss for the three months ended June 30, 2011, the Company excluded the dilutive effect of equity awards representing the rights to acquire 1,232 shares of common stock, because the effect was anti-dilutive. For the six months ended June 30, 2012, the company had no anti-dilutive stock options. Due to a net loss for the six months ended June 30, 2011, the Company excluded the dilutive effect of equity awards representing the rights to acquire 1,196 shares of common stock, because the effect was anti-dilutive. As of June 30, 2012, March 31, 2012 and June 30, 2011, the 1.625% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $62.59 for such notes.

[3]

The Company owned 51 new generation OSVs as of June 30, 2012. Excluded from this data is one stacked conventional OSV that the Company considers to be a non-core asset. Also excluded from this data are four MPSVs owned and operated by the Company.

[4]

In response to weak market conditions, the Company elected to stack certain of its new generation OSVs on various dates in 2009 and 2010. Due to improved market conditions, the Company had re-activated 12 new generation OSVs as of June 30, 2012. On July 11, 2012, one additional new generation OSV was activated. The Company plans to reactivate its remaining two stacked new generation OSVs during the fourth quarter of 2012, provided it can re-crew such vessels and complete regulatory drydockings within that timeframe. Active new generation OSVs represent vessels that are immediately available for service during each respective period.

[5]	Average utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[6]	Effective utilization rate is based on a denominator comprised only of vessel-days available for service by the active fleet, which excludes the impact of stacked vessel days.

[7]

Average new generation OSV dayrates represent average revenue per day, which includes charter hire, crewing services, and net brokerage revenues, based on the number of days during the period that the OSVs generated revenues.

[8]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.

[9]

The Company owned and operated nine double-hulled tank barges as of June 30, 2012. Excluded from this data are 15 ocean-going tugs owned by the Company, six of which were stacked and marketed for sale as of June 30, 2012.

[10]

Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost paid by customers of in-chartering third party equipment.

[11]	Non-GAAP Financial Measure

The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the Securities and Exchange Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.

EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the

EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges and incur additional indebtedness.

In addition, the Company also makes certain adjustments, as applicable, to EBITDA for losses on early extinguishment of debt, FAS 123R stock-based compensation expense and interest income, or Adjusted EBITDA, to compute ratios used in certain financial covenants of its credit agreements with various lenders and bond investors. The Company believes that these ratios are material components of such financial covenants and failure to comply with such covenants could result in the acceleration of indebtedness or the imposition of restrictions on the Company’s financial flexibility.

Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace the Company’s existing vessels as a result of normal wear and tear,

•

EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that the Company has incurred in acquiring and constructing its vessels,

•	EBITDA does not reflect the deferred income taxes that the Company will eventually have to pay once it is no longer in an overall tax net operating loss position, as applicable, and

•	EBITDA does not reflect changes in the Company’s net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement the Company’s GAAP results.

[12]

As of August 2, 2012, the Company’s active fleet of 24 new generation OSVs that were committed to “term” contracts (time charters of one year or longer in duration) through the remainder of 2012 was comprised of the following fleet mix: eight 200 class OSVs, fifteen 240 class OSVs and one 290 class OSV.

[13]

As of August 2, 2012, the Company’s active fleet of 25 new generation OSVs that were available for “spot” contracts (time charters of less than one year in duration) or additional “term” contracts was comprised of the following fleet mix: eleven 200 class OSVs, ten 240 class OSVs and four 265 class OSVs.

[14]	As of August 2, 2012, the Company’s inactive fleet of two new generation OSVs that were “stacked” was comprised entirely of 200 class OSVs.

[15]

The “low” and “high” ends of the guidance ranges set forth in this table are not intended to cover unexpected variations from currently anticipated market conditions. These ranges provide only a reasonable deviation from the conditions that are expected to occur.

[16]

The Company does not provide annual guidance regarding the effective dayrates anticipated for the 25.8 “non-term” new generation OSVs at this time due to the pace of permitting in the GoM and the wide range of potential outcomes of its current domestic and international bidding activity for such vessels.

[17]

The Company does not provide average or effective dayrates for its new generation MPSVs as such amounts are skewed by highly variable customer-required costs-of-sales associated with ancillary equipment and services, such as ROVs and cranes. These costs-of-sales are typically recovered through higher dayrates charged to the customer.

[18]	Non-cash OID interest expense primarily related to the adoption of new accounting standards pertaining to the Company’s convertible senior notes effective January 1, 2009.

[19]

Due to the change in timing of certain interest payment dates associated with the Company’s recent senior note refinancing in March 2012, cash debt service for fiscal 2012 is expected to be $42.2 million. However, commencing in fiscal 2013, the Company expects to incur a full-year run-rate of cash debt service in the amount of $47.6 million.

[20]

Projected weighted-average diluted shares do not reflect any potential dilution resulting from the Company’s 1.625% convertible senior notes. The Company’s convertible senior notes become dilutive when the average price of the Company’s stock exceeds the effective conversion price for such notes of $62.59.

[21]	The capital expenditure amounts included in this table are cash outlays before the allocation of construction period interest, as applicable.